SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 27, 2015

Timberland Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Washington	0-23333	91-1863696
State or other jurisdiction Of incorporation	Commission File Number	(I.R.S. Employer Identification No.)

624 Simpson Avenue, Hoquiam, Washington		98550
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (360) 533-4747

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2015, Timberland Bancorp, Inc. (the “Company”) and its financial institution subsidiary, Timberland Bank (“Bank”), announced the retirement of Director Ronald A. Robbel from the Boards of Directors of the Company and the Bank.  Mr. Robbel’s retirement was a result of reaching the Bank’s mandatory retirement age for directors as provided in the Bylaws and not as a result of any disagreement with the Company or the Bank.

Mr. Robbel has served as a director of the Company and the Bank since 2002.  Mr. Robbel also served as a member of the Company’s Audit Committee, Budget Committee and Strategic Planning and Enterprise Risk Management Committee.  The Company and Bank have received extensive benefits from Mr. Robbel’s wise counsel on both Boards and thanked him for his contributions.  Mr. Robbel has been appointed as an Advisory Director of the Company.

 The Company’s Board of Directors also voted to reduce its size from eight to seven members at the time of Mr. Robbel’s retirement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with Mr. Robbel’s retirement, effective October 27, 2015, the Company also amended its Bylaws to decrease the size of its Board of Directors from eight (8) to seven (7) members.  A copy of the Company’s Amended and Restated Bylaws is attached hereto as Exhibit 3.2.

Also, on October 27, 2015, the Bank amended its Bylaws to decrease the size of its Board of Directors from eight (8) to seven (7) members.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

3.2.           Amended and Restated Bylaws of Timberland Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TIMBERLAND BANCORP, INC.

DATE: October 27, 2015	By: /s/ Dean J. Brydon
Dean J. Brydon Chief Financial Officer